Exhibit 10.53

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

RMH Teleservices, Inc. and its affiliates, (“RMH”), on the one hand, and WORLDCOM, Inc. and all affiliated and related Debtors in Cases nos. 02-13533 (ajg), et seq. (jointly administered) pending in the United States Bankruptcy Court for the Southern District of New York (“WorldCom” or “Debtors”) on the other hand, for their Settlement Agreement and Mutual Release (the “Agreement”), agree as follows:

1.	New MCI Services Agreement

RMH and WorldCom are parties to certain contracts for the provision of telecommunication services, including, but not limited to, the “WorldCom Intelenet Service Agreement”, signed by RMH on January 21, 1999, as amended (the “Old MCI Contracts”). RMH shall execute a new MCI Services Agreement for the provision of telecommunications services with a two year term commitment and an annual volume commitment of at least One Million Five Hundred Thousand Dollars ($1,500,000.00), no later than July 25, 2003 (the “New MCI Contract”).

2.	Assumption of Contracts

Provided RMH executes the New MCI Contract no later than July 25, 2003, WorldCom shall assume the “Call Center Services Agreement between MCI WORLDCOM Communications, Inc. and RMH Teleservices Inc.”, entered into as of March 16, 2001, as further amended and restated, and the “Call Center Services Agreement between MCI WORLDCOM Communications, Inc. and RMH Teleservices, Inc.”, entered into as of November 27, 2001, as further amended and restated (the “Call Center Agreements”). The cure payment for the assumption of the Call Center Agreements shall be and is $4,652,339.00 (the “Cure Payment”). The Cure Payment shall be paid on the eleventh (11th) day after an order of the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) approving this Agreement becomes final and nonappealable. Payment of the Cure Payment shall satisfy, discharge, and/or remedy all conditions and/or defaults by WorldCom under or related to the Call Center Agreements that are necessary or required to enable and/or authorize WorldCom to assume the Call Center Agreements.

3.	Withdrawal of Proof of Claim

Payment of the Cure Payment shall serve as full and final satisfaction of any and all prepetition claims and/or causes of action that RMH has or may have against any and/or all of the Debtors, other than claim number 17814 filed by RMH against the Debtors and assigned to Longacre Master Fund, Ltd. (“Claim 17814”). Accordingly, within ten (10) days of receipt of the Cure Payment, RMH shall withdraw any and all proofs of claim that it has filed against any and/or all of the Debtors, other than Claim 17814.

4.	Payment by RMH of Debts

RMH shall pay to WorldCom RMH’s pre-petition debt of $1,396,185.60, post-petition debt of $298,359.77, and under-utilization charges of $1,800,000.00, which in the aggregate equals $3,494,545.37 (“RMH Payment”), within ten (10) days of receipt of the Cure Payment. RMH shall also pay the Debtors, in accordance with the terms of the parties’ agreements and the applicable invoices, all post-petition amounts that are or will become due and owing by RMH after July 25, 2003.

5.	Mutual Release

(a.) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon receipt of the Cure Payment, RMH hereby covenants not to sue WorldCom and hereby releases, remises and forever discharges WorldCom from and against any and all debts, claims, counterclaims, rights, losses, liabilities, damages, punitive damages, claims for attorneys’ fees or costs, causes of action, or demands of any nature whatsoever, known or unknown, suspected or unsuspected, knowable or unknowable, whether at law, in equity or otherwise, which it ever had or now has, arising out of or related in any way to the Call Center Agreements, which arose, accrued or has taken place on or before July 25, 2003, other than the claim(s) set forth in Claim 17814. Nothing in this Section 5(a.) shall release the Debtors for post-petition amounts that are owed or become due and owing, in accordance with the terms of the parties’ agreements and the applicable invoices, by the Debtors to RMH.

(b.) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon receipt of the RMH Payment, WorldCom hereby covenants not to sue RMH and hereby releases, remises and forever discharges RMH from and against any and all debts, claims, counterclaims, rights, losses, liabilities, damages, punitive damages, claims for attorneys’ fees or costs, causes of action, or demands of any nature whatsoever, known or unknown, suspected or unsuspected, knowable or unknowable, whether at law, in equity or otherwise, which it ever had or now has, arising out of or related in any way to the “Old MCI Contracts”, which arose, accrued or has taken place on or before July 25, 2003. Nothing in this paragraph 5.(b.) shall release RMH from the payment of any post-petition invoices for services rendered after July 1, 2003, which invoices have not yet become due and owing.

(c.) The Debtors warrant and represent that as of July 25, 2003, they know of no fines or penalties imposed by any federal, state, or local regulatory body due to any negligent or intentional act or omission by RMH, or due to any breach of any provision of the Call Center Agreements, while providing Services to the Debtors.

6.	Bankruptcy Court Approval

This Agreement shall only become effective upon Bankruptcy Court approval. Accordingly, WorldCom shall file a motion to obtain Bankruptcy Court approval of this Agreement on or before five (5) days from the date of this Agreement, unless the parties hereto agree in writing to extend such time period. The parties hereto agree that the Bankruptcy Court retains jurisdiction to enforce and construe this Agreement and resolve any disputes hereunder.

7.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law rules.

8.	Further Representations and Agreements

RMH and the Debtors further represent and agree that:

(a)	They have independently verified all facts and/or condition of facts which they have determined are necessary to their decision to enter into this Agreement, and they have not relied upon any representations, written or oral, express or implied, of any other person in verifying and satisfying themselves as to such facts and/or condition of facts.

(b)	Each signatory hereto has full authority to execute this Agreement on behalf of the entities for which he or she has signed and to bind those entities to each and every term, condition and covenant of this Agreement.

(c)	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one original.

Signed in counterparts this 25th day of July, 2003.

RMH TELESERVICES, INC.

By:	/s/ JOHN R. SCHWAB

Its duly authorized representative

The DEBTORS in In re WorldCom, Inc., no. 02 –13533-ajg et seq. (jointly administered)

By:	/s/ David T. Smorodin

Their duly authorized representative

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